Exhibit 1

DIRECTORS AND EXECUTIVE OFFICERS OF HIGHEST PERFORMANCES HOLDINGS INC.

The business address of each of the following directors and executive officers is 61/F, Pearl River Tower, No. 15 West Zhujiang Road, Guangzhou, Guangdong 510623, People’s Republic of China.

Name	Citizenship	Position
Hang Suong Nguyen	Vietnam	Chairwoman of the Board
Yinan Hu	PRC	Vice-Chairman of the Board and Chief Executive Officer
Yuanfen Yang	PRC	Chief Financial Officer, Vice President and Head of Finance Department
Yong Ren	PRC	Director
Yingying Li	PRC	Independent Director
Min Zhou	PRC	Independent Director
Zhai Lihong	PRC	Independent Director